An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final Offering Circular or the offering statement in which such final Offering Circular was filed may be obtained.

MY PALACE PORTAL INC.

$5,000,000

Minimum Investment: 100 Class B Common shares ($ 500.00)

My Palace Portal, Inc .(the "Company") is offering a maximum of 1,000,000 shares of Class B Common Stock on a “best efforts" basis There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to the Company following deposit into the Company's bank account. The offering will continue until the earlier of May 31, 2021 (which date may be extended for up to sixty days at our option) or the date when all shares have been sold. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in "Use of Proceeds" in this Offering Circular. See "Plan of Distribution" and "Securities Being Offered" for a description of our capital stock.

	Price to Public	Underwriting	Proceeds to Company (2)
		Commissions (1)
Per Share	$5.00	$0.00	$5.00
Total Minimum	$0.00	$0.00	$0.00
Total Maximum	$5,000,000	$0.00	$5,000,000

(1) We have no present intent to use commissioned sales agents or underwriters.

(2) Does not include expenses of the offering, estimated to be $ 200,000 including legal, accounting, and other costs of registration. See "Use of Proceeds" and "Plan of Distribution."

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 25l(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our Class B Common Stock. We intend to apply to have our shares of Class B Common Stock approved for trading on the OTC MARKET upon the completion of this offering.

We are an "emerging growth Company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth Company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. See "Implications of being an Emerging Growth Company" page 4.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 5.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

MY PALACE PORTAL, INC.

2201 Long Prairie Rd   Ste 107-173

Flower Mound, Texas 75022

Tel # 972-256-8904

Preliminary Offering Circular dated October 14, 2020

Table of Contents

Page

Summary  4

Special Note Regarding Forward Looking Statements  6

Risk Factors  7

Dilution12

Plan of Distribution13

Use of Proceeds14

Business15

Description of Property18

Management’s Discussion and Analysis of Financial Condition18

Directors, Executive Officers and Significant Employees19

Compensation of Directors and Executive Officers20

Security Ownership of Management and Certain Security Holders     20

Securities being Offered 21

Interest of Management 22

Financial Statements and Auditor's Report 23

List of Exhibits 25

Signature Page 26

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this Offering Circular prepared by us or to which we have referred you. We do not take responsibility for and can provide no assurance as to the reliability of any other information that others may give to you. This Offering Circular is an offer to sell only the Class B Common Stock offered hereby but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this Offering Circular is current only as of its date regardless of the time of delivery of this Offering Circular or any sale of Class B Common Stock.

SUMMARY

My Palace Portal, Inc is a development stage Company focused on upgrading and marketing a one-stop home management program developed by its principal operating officer. The program is designed to organize and track homeowner’s items, oversee home-improvement, monitor home equity, provide access to resources, valuable data and other useful homeowner tools and provide access to approved home improvement specialists. The marketing of the Company’s programs initially will be directed at Licensed Real Estate Professionals. The Company was incorporated, on March 18, 2020 under the laws of the State of Wyoming.

The offering

Securities being offered by the Company1,000,000 shares of Class B Common Stock,

$.001 par value on a best efforts’ basis

without a minimum

Offering price per share.    $5.00 per shares

Maximum number of shares offered   1,000,000 shares of Class B Common Stock

Minimum investment amount$500 (100 shares)

Number of Common Shares outstanding2 million shares of Class A Common Stock

before the offering   and 250,000 Class B Common Stock

Number of Common Share outstanding2 million shares of Class A Common Stock

after the offering assuming all share are sold   1,250,000 shares of Class B Common Stock

All the issued and outstanding shares of Class A Common Shares are owned by Jeff Brand, President and Chairman of the Board of the Company. The Class A Common Shares have voting rights equal to 100 votes for each share of Class A Common stock owned by the shareholder. Class B, Common Shares only have one vote for each share of Class B Common Stock owned by a shareholder. Thus, for the foreseeable future Mr. Brand will have complete control of the Company and the Class B Common Shareholders shall have little or no voice in the management of the Company.

The company has not generated revenues, has incurred expenses of $112,533 from inception to May 31, 2020, has been primarily involved in organizing the company and funding the cost of this offering, and there is uncertainty about the company's ability to continue as a going concern.

Implications of being an Emerging Growth Company

As an issuer with less than $1 billion in total gross revenues during our last fiscal year, we will qualify as an "emerging growth Company" under the Jumpstart Our Business Startups Act Of 2012 (the "Jobs Act"}. This will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth Company may take a vantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth Company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as "compensation discussion and analysis").

•will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or Golden parachute arrangements.

•Will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure.

•May present only two years of financial statements and only two years of related Management's Discussion and Analysis of Financial condition and Results of Operation or MD&A disclosure; and will be eligible to use longer phase-in periods of new or revised financial accounting standards.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opt out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act we may take advantage of the above described reduced reporting requirements and exemptions for up to five years, after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933 as amended or such earlier time if we no longer meet the definition of an emerging growth Company That would occur if our revenues exceed $1 .7 billion; if we issue more than $1 .7 billion in nonconvertible debt in a three year period, or if the market value of our common stock held by the public exceed $700 million as of our fiscal year-end.in which case we would no longer be an emerging growth Company for up to five years and as of our fiscal year-end, we would no longer be an emerging growth Company as of the following fiscal year.

Selected Risk Associated with our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled "Risk Factors" in this Offering Circular. "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statement. Such risks include, but are not limited to the following:

•Our ability to upgrade the intellectual property acquired from the principal shareholder sufficiently so that its Program is readily marketable.

•Our ability to have a sufficient number of Real Estate Professionals acquire membership in our Program.

•Our ability to successfully develop a material revenue stream.

•Our ability to manage our expansion, growth and operating expenses.

•Our ability to effectively execute our Business Plan.

•Our ability to grow and maintain our client base.

•Our ability to protect our intellectual property and develop a strong brand.

•Our ability to enter into and sustain and renew client arrangements on favorable terms.

•Our ability to compete with better known and financially more substantial Companies that have been providing information to homeowners regarding Home Improvement providers.

Investors in this offering will experience immediate and substantial dilution. If all of the shares offered hereby are sold, investors in this offering will own approximately 31% of the then outstanding shares of all classes of Common Stock, but will have paid 100% of the total consideration for our outstanding Common shares, resulting in a dilution of approximately $3.54    per share. See "Dilution."

The Class B Common Shares offered hereunder have one vote for each share of Class B Common Shares, while the Class A Common Shares, all of which are owned by management of the Company, have 100 Votes for each share of Class A Common Shares.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained. If a public trading market does not develop, you may not be able to sell any of your securities.

The Company is controlled by its Officers and Directors and investors will have little dissenters’ rights.

FORWARD LOOKING STATEMENTS

This Offering Circular may contain forward-looking statements and information relating to, among other things, the Company, its business plan, and strategy in this industry. These forward-looking statements are based on the belief of assumptions made by, and the information currently available to the Company’s management when used in the offering materials. The words “estimate”, “projective”, “believe”, “anticipate”, “intend”, “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update the forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our Class B Common Stock involves a high degree of risk. You should carefully consider the risks described below along with all the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase our common stock. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occurs, our business, results of operations and financial condition may suffer significantly. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risk factors related to the business of the Company

The following risks are material risks that we face. If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously impaired.

The Company is an early-stage Company with limited operating history

Our Company was organized in March 2020. Accordingly, we have a limited history upon which an investor can evaluate our performance and future prospects.  The Company has no members in its program and has no revenues. The company is in the process of updating the intellectual property acquired from Jeff Brand, the Company’s CEO. The Company does not anticipate commencing the marketing of its program until late September 2020. Moreover, the company’s proposed business activities are subject to all business risks associated with new enterprises. We have incurred losses to date and our program, while operational has not been put to the test of servicing multiple members to its programs. Accordingly, our financial statements do not reflect any operating revenues. We cannot provide assurance that we will be profitable in the foreseeable future.

If we cannot raise sufficient funds we will not succeed.

The present offering is made on a best efforts’ basis. Accordingly, any funds raised will go immediately into the accounts of the Company. If we cannot raise sufficient funds to support Company growth, we will be constrained to seek other methods of financing. Should those efforts fail the high probability is that the Company may not survive.

The Company has significant discretion over the net proceeds of this offering.

The Company has significant discretion over the net proceeds of this offering. As is the case with any business, particularly one without a proven business model it should be expected that certain expenses unforeseen to management will arise in the future. There can be no assurance that management’s use of the proceeds generated through this offering will translate into revenues of profitability for the Company.

Reliance on Licensed Real Estate Professionals

The Company has designed its programs to attract Licensed Real Estate Professionals as a means of growing its client base and making it attractive to third-party subscribers. If Licensed Real Estate Professionals do not perceive our programs to be reliable, valuable or of high quality we will not be able to attract or retain subscribers or create a viable business.

Providing information derived from third parties.

The Company was organized to provide a concierge service to homeowners. Amongst the myriad of services offered will be access to national and localized data, tools, suppliers, contractors, vendors, local restaurants, and municipal sources to help the homeowner manage and enhance his real estate investment. The Company, in order to provide such service in diverse areas in the United States, will have to rely on Licensed Real Estate Professionals in the area to provide the data. Should the information prove false or inaccurate, the Company not only lose the member but could subject the Company to litigation.

Failure to create a customer base.

While the Company intends to use a portion of the proceeds of this offering to advertise through social media and other means in an effort to build membership, its primary efforts will be directed to Licensed Real Estate Professionals nationwide. There can be no assurance that the Company will be able to have a sufficient number of Licensed Real Estate Professionals, who meet the Company's predetermined qualifications, subscribe to the Company's program as qualified local real estate consultants.

Information in the Company’s database readily available elsewhere.

Baby Boomers and Millennials, the principal targets of the Company for entry in its Program are, in the main, computer literate, and, thus, much of the information made available In the Company's portal is available, at least in part, from other sources on the Internet. Accordingly, such availability may substantially diminish the need to subscribe to the Company's program.

Competition from well-established Companies with substantially greater financial resources and operating experience

The Company’s program provides its members, upon request, with information relating to third-party providers and contractors capable of fulfilling the member’s needs relating to the members homestead. In that capacity, the Company will be competing with several companies that have not only far greater financial resources but long term experience, as well, with third party providers and contractors capable of fulfilling the homeowners needs.  While we will offer a myriad of information to our members, the existence of long term, more financially stable and better known Companies offering a material portion of the information we intend to provide could materially affect any interest homeowners might have in becoming a member of our program.

Reliance on the continued service of Jeff Brand, President of the Company.

The ability of the Company to, even modestly, attain its desired goals is conditioned on the availability of Jeff Brand, President of the Company.  Mr. Brand, an author of two published nonfiction books designed to assist real estate professionals in mastering their vocation, was a frequent lecturer, for more than 10 years at international, national, and local conventions of RE/MAX licensed Real Estate Professionals Resultantly,  has established long-term relationships with Licensed Real Estate Professionals countrywide. For more detailed information regarding Mr. Brand’s background and accomplishments reference is made to “Directors, Executive Officers and Significant Employees” of this Offering Circular. Should Mr. Brand be unwilling or unable to solicit Licensed Real Estate Professionals to purchase a membership in the Company’s program, we believe the Company would be materially adversely damaged and unable to reach his desired goals.

Jeff Brand has absolute control of the company

Purchasers of the Class B common stock will have one vote for each share of Class B stock purchased. Mr. Brand owns all of the issued and outstanding shares of Class A common stock. The holder of Class A common stock has 100 votes per share of Class A common stock owned. Accordingly, Mr. Brand will have more than 99% of the voting control of the company.

Risk factors related to the Market for our Stock

We have the right to issue additional Common Shares without the consent of Stockholders.  This will have the effect of diluting investor ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders' percentage ownership of our Company. Additionally, Class A Common Shares are convertible into Class B Common Shares at a conversion rate of 20 Shares of Class B Shares for 1 Share of Class A Common Shares. In addition, our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock with the rights, preferences designations and limitations of which may be set by the Board of Directors. The rights, preferences, designations and limitations of such preferred stock as set by our Board could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Lack of Market for any of the Company Shares

There is currently no public trading market for our common stock. The company intends to file a Form 8-A as soon after the close of the offering as reasonably possible. The filing of form 8-A will allow the ability of the company to create a marketplace for the company Class B Common Stock, however, an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price. Even if a public market does develop, the market price could decline below the amount you paid for your shares.

Wyoming law and certain anti-takeover provisions of our corporate documents could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

Certain provisions of Wyoming law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Wyoming law set forth below does not purport to be complete and is qualified in its entirety by reference to Wyoming law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Under Wyoming law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation's shareholders in any takeover matter but may also, in his discretion, consider any of the following:

•The interests of the corporation's employees, suppliers, creditors and customers.

•The economy of the state and nation.

•The impact of any action upon the communities in or near which the corporation's facilities or operations are located.

•The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

•Any other factors relevant to promoting or preserving public or community interests.

Investors may have difficulty in reselling their shares due to state Blue Sky laws.

State Blue Sky Laws could impact the resale of Class B common shares.

The holders of our shares of Class B Common Stock and persons who desire to purchase them in this offering or in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCQB, any secondary market for the Company's securities may be limited by state Blue Sky laws governing secondary resale transactions. We intend to seek coverage and publication of information regarding the Company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the Company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer’s officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont, and Wisconsin. Accordingly, investors' ability to resell their shares may be somewhat restricted.

DILUTION

Purchasers of our Class B Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Class B Common Stock offered hereunder, and the net tangible value per share immediately after this offer.

As of May 31, 2020, net tangible book value for Class B Common Stock was $-50,033 Net tangible book value per share represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 2,250,000, the total number of shares of about Class A and class B common shares outstanding as of May 31, 2020.

The following table sets forth, as of May 31, 2020 the total number of both Class A and Class B Common Shares issued and outstanding and the total consideration paid therefore by our existing shareholders and by new investors in this offering if new investors purchase 25% 50% 75% or 100% of the shares offered hereby, after deduction of price in this offering of five dollars per share of Class B Common Stock

.

The outstanding shares of Class A Common Stock (2,000,000), are convertible into shares of Class B Common Stock at the rate of 1 share of Class A Common for 20 shares of Class B Common. The following table also reflects the impact conversion of 1/3, 2/3 and 100% of the Class A Common Stock will have on the net tangible Book Value of the Class B Common Shares sold in the Offering.

	25% Sold	50% Sold	75% Sold	100% Sold
Offering Price per share	$ 5.00	$ 5.0	$ 5.00	$ 5.00
Pre-Offering Net Tangible Book Value	$ .02	$ .02	$ .02	$ .02
Post Offering Net tangible Book Value	$ .40	$ .82	$ 1.17	$ 1.46
Increase Net tangible Book value original Shareholders	$ 4.60	$ 4.18	$ 3.83	$ 3.54
Dilution per share new Shareholders
Conversion 1/3 of Class A Common Net tangible Book value per share	$ .07	$ .15	$ .22	$ .30
Conversion 2/3 of Class A Common Net tangible Book value per share	$ .04	$ .08	$ .12	$ .17
Conversion 100% of Class a Common Net tangible Book value per share	$ .02	$ .06	$ .09	$ .12

PLAN OF DISTRIBUTION

We are offering a maximum of 1,000,000 shares of our Class B Common Stock on a “best efforts” basis.  Subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the account of the Company established for this Offering or deliver checks made payable to My Palace Portal, Inc. The Company may terminate this offering at any time for any reason at its sole discretion.

Officers of the Company will be authorized to sell the shares offered hereunder directly to the public with no commission or other remuneration to such officer for any of the shares he or she may sell. Currently there is no plan or arrangement to enter into any contract or agreement to sell the shares of the Class B Common Stock of the Company through a broker or dealer.

The following states prohibit the sale of our shares of Class B Common Stock unless we register as an issuer dealer: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, New York, North Dakota, Texas and Washington. If we wish to offer and sell our shares of Class B Common Stock in the states, we will retain the services of a FINRA registered Broker-Dealer as a placement agent.

In preparing our “Use of Proceeds” we have budgeted our use of proceeds to reflect a maximum of 10% aggregate commissions that may be paid to any Broker-Dealer that we may engage to assist us in this offering. None of our officers or directors will receive any commissions, directly or indirectly, in connection with the sales in this offering.

If you decide to subscribe for Class B Common Stock in this offering you must complete a Subscription Agreement in order to invest. The subscription agreement includes representation by the investor, if he is not an “accredited investor”, as defined under  the Securities Act, that he is not  investing  an amount that exceeds the greater of 10% of his  annual income or 10% of his net worth (excluding his principal place of residence)

Governing Law; Jurisdiction. The Investor and the Company acknowledges that (a) Section 27  of the Exchange Act  creates exclusive Federal jurisdiction over all suits brought to enforce any duty or liability by the Exchange  Act or the rules and regulations thereunder  and (b) Section 22 of the Securities Act  creates concurrent jurisdiction for Federal and State Courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. With respect to all other matters, and to the extent it may be enforceable, the Investor and the Company consent to the jurisdiction of any State or Federal Court of competent jurisdiction located within the State of Texas and no other place and irrevocably agrees that all actions or proceedings relating hereto may be litigated in such courts. The Investor and the Company each and unconditionally accepts the exclusive jurisdiction of the aforesaid courts and waives any defense of Forum Non Conveniens and irrevocably agrees to be bound by any judgment rendered thereby. Additionally, the Investor and the Company irrevocably consent to the service of process out of any of the aforesaid Courts in the manner and at the address specified in Section 8 of the Subscription Agreement. "There is uncertainty as to whether a Court would enforce such provision and that Investors cannot waive compliance with the Federal Securities Law and the rules and regulations thereunder."

.

USE OF PROCEEDS

Our offering is being made on a self-underwriting, best efforts basis and no minimum number of shares must be sold. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% respectively of the securities offered for sale by the Company. There is no guarantee that the Company will receive any proceeds from this offering

% of Offering	25% Sold	50% Sold	75% Sold	100% Sold
Number of Shares sold	250,000	500,000	750,000	1,000,000
Gross Proceeds	$ 1,250,000	$ 2,500,000	$ 3,750,000	$ 5,000,000
Expenses of the Offering	$ 200,000	$ 200,000	$ 200,000	$ 200,000
Net Proceeds (1)	$ 1,050,000	$ 2,300,000	$ 3,550,000	$ 4,800,000
Use of Proceeds
Facilities, Furnishing and Equipment	$ 95,000	$ 170,000	$ 202,500	$ 337,000
Administrative Personnel and tech support	$ 250,000	$ 620,000	$ 780,000	$ 840,000
Sales and Marketing Personnel	$ 205,000	$ 500,000	$ 1,050,000	$ 1,050,000
Marketing campaigns	$ 125,000	$ 450,000	$ 750,000	$ 1,300,000
Executive Compensation (2)	$ 200,000	$ 200,000	$ 200,000	$ 200.000
Working Capital	$ 175,000	$ 360,000	$ 567,500	$ 1,073,000

(1)   We have no immediate plans of retaining the services of a licensed broker-dealer to market the securities of the Company. Should we elect, in the future, to retain the services of a broker-dealer to market our securities we would, in all probability be required to pay such broker-dealer a commission of 10%. Under that circumstance, if 25% of the Shares offered herein are sold the net proceeds to the Company would be $925,000; if 50% sold $2,050,000; if 75% sold $3,175,000 and if 100% sold $4,300,000.

(2) Assuming at least 25% of the offering is sold, Mr. Brand will receive an annual salary of $200,000.

BUSINESS

Overview

The Company, acquired from Jeff Brand, its President and Chairman of the Board, a comprehensive resource service program specifically designed for owners of residential real estate as well as Licensed Real Estate Professionals. The internet-based program is subscriber only accessible and allows the subscriber to access helpful information, useful tools and property specific resources that cater to the needs and wants of a traditional homeowner. Moreover, management believes that making the program available to the homeowner through local Licensed Real Estate Professionals, will allow the real estate professionals to extend their relationship with the homeowner. With this service, the relationship will last far beyond that of a traditional sales transaction. The Company believes that such action by the Licensed Real Estate Professional will initiate a long-term relationship between the real estate professional and the homeowner.

The Program

For the Homeowner

Under its program, the Company provides a one-stop household command center and home management tool. The Company’s program automates the process of monitoring everything from maintenance items to warranty information and professional home improvements, along with the home equity calculator and local housing data. In the opinion of management, the Company program allows the homeowner to save money, eliminate stress, stay organized, stay on schedule, stay informed, and stay connected.

The Company’s program provides:

•Home maintenance tracking

•Home-improvement tracking

•Home Inventory

•Instant Home Equity

•Access to a pool of valuable and practical tools

•Access to real estate expertise.

Long term care and protection of the home and its various parts are necessary in maintaining good operating condition while maintaining its appeal and value The Company’s program allows the homeowner to record and monitor professional and do-it-yourself maintenance items and home related activities. The program also allows ease in recording maintenance related costs.  Additionally, the built-in calendar program provides an at a glance timeline so that the homeowner can schedule and monitor all up and coming home related tasks, activities and data from one place making home-improvement logging effortless. Moreover, the Company’s alert system provides the homeowner with information relating to upcoming maintenance needs and payment due dates. The Company’s program provides the homeowner with organizational tools to record and track home improvements and updates along with the associated cost. It also provides the ability to record and monitor applicable home-improvement – related warranties for parts and labor.

The program keeps the homeowner informed and updated with respect to home-equity evaluations, annual property tax evaluations, mortgage, and insurance information. The Company continually updates its “qualified vendors” lists so that when required the homeowner can communicate with the “right specialist”.

For the Licensed Real Estate Professional

Licensed Real Estate Professionals that subscribe to the Company’s program, will benefit by establishing long-term mutually beneficial relationships with local homeowners. To access the Company’s website and obtain program benefits real estate professionals must enroll and maintain an active monthly subscription in the Company’s program. Subscriptions for real estate professionals will be for a 12-month term and such professionals will have three options for subscribing to the program.

1.The Real Estate Professional, upon subscribing to the program, will have the right to enter up to 250 clients for a free homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $29.99 and a  transaction fee of $199.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

2.The Real Estate Professional, upon subscribing to the program, will have the right to enter up to 500 clients for free a homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $49.99 and a  transaction fee of $99.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

3.The Real Estate Professional, upon subscribing to the program, will have the right to enter up to 1000 clients for a free homeowner subscription. The cost to the Real Estate Professional will be a one-time setup fee of $199.99, a monthly fee of $99.99 and a transaction fee of $49.99 per home sale by any client the Real Estate Professional has given access to the Company’s program.

Homeowners who have access to the Company’s program through the placement by a real estate professional, will have access as long as the real estate professional pays the monthly fee or for so long as the real estate professional desires the homeowner have such access.

MARKETING

Initially the Company does not intend to market its services directly to homeowners. Rather, management intends to seek Licensed Real Estate Professionals as the initial subscribers to the Company’s program. Jeff Brand, the President and Chairman of the Board of the Company, has, as a Licensed Real Estate Professional, received numerous acclamation and awards as a member of RE/MAX, LLC, an international real estate brokerage Company with over 100,000 Licensed Real Estate Professionals. See “Directors, Executive Officers and Significant Employees''.

Mr. Brand created the Company’s platform not only to provide homeowners with valuable and important data but also as a means for Licensed Real Estate Professionals to increase their potential client base. Licensed Real Estate Professionals who elect to subscribe to the Company’s program will have a one-time setup cost and will pay a monthly fee. Any Licensed Real estate professional who becomes a subscriber to the Company’s program may afford up to 1000 homeowners or potential homeowners, the right to use the Company’s programs, for a period of one year. The homeowner will not be charged from either the Real Estate Professional or the Company. Management is of the opinion that this methodology will substantially expand the customer base of the subscribed Licensed Real Estate Professionals and homeowners.

COMPETITION

While much of the information provided under the Company’s programs are readily available on the Internet, the Company is not aware of any other Company providing the extent of the data being made available by the Company’s program. Moreover, with respect to that portion of the Company’s program that makes available, to the homeowner, contractors to perform a myriad of home-improvement services to a homeowner, there are several companies that are substantially larger, better known and readily available, on the Internet, to provide the homeowner certified contractors capable of fulfilling the homeowner’s needs. Suffice to say, if the only information being provided by the Company would be relating to contractors to perform services, the Company would find it most difficult to compete with such competitors.

Management believes that the Company is the only Company with programs designed to aid Licensed Real Estate Professionals in expanding their homeowner base.

DESCRIPTION OF PROPERTY

The company presently occupies 150 square feet in the home office of Jeff Brand, CEO of the company, rent free. It is the intention of the Management of the Company, once the Intellectual properties of the Company have been upgraded and readied for market to move the principal office of the Company to premises, in Dallas Texas, more suitable for the Company’s needs. At present, management has no facility or area, in mind, relating to the future premises of the company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The Company was incorporated on March 18, 2020 and since then the Company has been engaged, primarily, in updating and modifying the programs and other intellectual property, acquired from the principal shareholder, Jeff Brand. The company is a development stage company devoting all of its efforts to establish its business. The Company has not generated revenues from operations, since its incorporation, and therefore lacks meaningful capital reserves and material financial data. The company is totally reliant on the success of this offering. The Company does not have sufficient capital resources to conduct its planned business operations for any reasonable period of time. Mr. Brand, the company's President and Chief Operating Officer has made a non-binding offer to lend the company up to $75,000 so that the Company can conduct its planned operations. The company estimates, that should Mr. Brand lend the company an additional $75,000 so that it might commence its planned operations. Management believes, should Mr. Brand make such funds available to the Company and the defer compensation as an officer of the company, the company could conduct its planned operations, on a limited basis, for up to one year.

Operating Results

As of May 31, 2020, the company has not generated revenues but has incurred expenses of $112,500. The company’s operating expenses consist primarily of the cost incurred in organizing the company and funding the cost of this offering. As a result, the net loss for the period from inception through May 31, 2020 was $88,901 The company’s accumulated deficit as of May 31, 2020 was $88,901.

In order to meet its future capital needs, management is looking to this offering as a means of raising money to fund future operations. See “Use of Proceeds”. If we are unable to generate sufficient capital from this offering and cannot find alternate means of funding the Company will be unable to market its programs, in a meaningful manner. However, in such event that the Company does not raise sufficient funds from this offering to meet the Company's operating needs, Mr. Brand, the principal shareholder, has orally agreed to provide the company with up to $75,000 by way of a loan to the Company not only to meet the Company's basic operational needs but to commence on a limited basis the Company's marketing program.

Liquidity and Capital Resources

As of May 31, 2020, the company has incurred $50,533 of unpaid liabilities. The company cash position is insufficient to market its programs and fund a going concern. If we are successful in raising the maximum amount of this offering management believes that it will be sufficient to fund the company’s expenses and growth strategy for the next 12 months. Anything to the contrary notwithstanding, management believes that the minimum capital required by the company to remain in business for the next twelve months is $50.000. Mr. Brand, the Chief Executive Officer of the company has agreed orally to provide such funds if needed.

Although management believes that its efforts to update its Website and upgrade its programs will be complete by October 2020, there is no guarantee that the company will be able to execute its plan within the targeted time. Moreover, even if the Company can meet these timelines it, in all probability will not have sufficient funds to commence a marketing program, until the successful completion of this offering or a capital infusion from the affiliated third parties. The company is highly dependent upon the success of this offering for the capital needed to meet and to aggressively market the company’s programs. If the capital raised from this offering is insufficient the company would be required to seek additional capital from third-party funds. The company currently has no agreements, arrangements or understanding with any third parties to obtain funds from bank loans, lines of credit or other sources. Accordingly, Failure to raise funds would have a severe negative impact upon the company’s ability to remain a viable company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

   Name  Position  Age               Date Appointed

Jeff Brand          President, CEO and    59March 18, 2020

     Chairman of Board

Jenifer Goulding         Secretary-Director          50March 24, 2020

Cheryl McMullen        Director        70March 24, 2020

Jeff Brand, the President and Chairman of the Board of the Company, has been a Licensed Real Estate Professional since 1995. He is the designer of the Company’s program and the methodology to use it to expand the customer base of the individual Licensed Real Estate Professionals. Mr. Brand is the author of two books; to wit “Quietly Extraordinary: The Jeff Brand Story”, and “The Step-by-Step Guide to a 7 Figure Income in Real Estate Sales: The Foundation”. In addition to his two books, he educates real estate agents using his Real Estate Mastery program. He is also interviewed frequently by NBC/Channel 5 news as a real estate authority on local and national market conditions.

Mr. Brand Is a Certified Residential Specialist, Certified Distressed Property Expert, and a Certified Financial Specialist. Between the years 2004 and 2017, Mr. Brand has been a speaker at 13 RE/MAX International conventions and regional conventions. Mr. Brand has coached real estate agents for the past few years. Jeff Brand & Associates, since 2001 has been ranked number one with RE/MAX in North Texas and a top performer in the state since 2001. He has also been ranked within the top 100 International RE/MAX agents since 2003. He is a winner of several RE/MAX awards including Diamond Club. He is in the RE/MAX Hall of Fame, received the Lifetime Achievement award and the RE/MAX Circle of Legends and the Luminary of Distinction award. He has been voted Real Estate Agent of the year by his RE/MAX peers multiple times.

Jennifer Goulding is a graduate of Texas A&M with a degree in Speech Communication. Ms. Goulding is employed by Entercom Communication Corporation as a Senior Account Manager.

Cheryl McMullen attended Texas Tech University majoring in business, marketing. For 11 years ending 2010, she was a Licensed Real Estate Agent for Coldwell Banker and Virginia Cook Realtors. Throughout her career to the present she has applied, on a limited basis, her design talents to homeowners.

The Company has no full-time employees. Mr. Brand devotes most of his time to the Company as is necessary, in his opinion, to meet the Company needs. He is the creator of the Company’s program to service homeowners and spends such a portion of his time as may be needed to meet the Company’s needs in finalizing and marketing his program. It is Mr. Brand’s present intent to, in the immediate future, devote his full time to the business of the corporation and the marketing of its program.

COMPENSATION OF DIRECTORS AND OFFICERS

Neither Mr. Brand, Ms. Goulding nor Ms. McMullen, receive any compensation from the Company, nor do they have employment agreements in place with the Company. Once the Company’s program is ready for marketing, the Board of Directors will fix the compensation, if any, that should be paid to the Officers and Directors of the Company. Assuming at least 25% of the offering is sold, Mr. Brand will receive an annual salary of $200,000.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN SECURITYHOLDERS

Title and Nature of Class	Name	Number of Shares	Percentage
Class A Common	Jeff Brand	2,000,000	100%
Class B Common	Jennifer Goulding	100,000	40%
Class B Common	Cheryl McMullen	100,000	40%

SECURITIES BEING OFFERED

The Company is offering shares of its Class B Common Stock in this offering. The Articles of Incorporation, as amended authorizes the Company to issue up to 50 million shares of common stock having a par value of $0.001 per share and 25 million shares of Preferred Stock without par value.

The following description summarizes the most important terms of the Company’s capital stock this summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s amended articles of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part for a complete description of the Company’s capital stock you are referred to the amended articles of incorporation, the bylaws of the Company and the applicable provisions of Wyoming Business Corporation Act.

On March 26, 2020,  the Articles of Incorporation were amended so as to provide “The Board of Directors is authorized, without shareholder approval, to (one) reclassify any unissued shares into one or more classes or into one or more series within a class; (two) reclassify any unissued shares of any class into one or more classes or into one or more series within one of the more classes, (three) reclassify any unissued shares of any series in any class into one or more classes or to or into one or more series within a class. It further provided “if the board acts as indicated herein and shall determine the terms, including the preferences rights and limitations to the extent permitted under W. S 17 – 16 – 601”. The Board of Directors of the Company, in accordance with the Amendment to the Articles of Incorporation designated 2,500,000 shares of common stock as Class A Common Shares and 25,000,000 as Class B Common Shares. 1,000,000 Shares of Class B Common Stock are being offered, pursuant to the Offering Statement of which this Offering Circular is a part.

As of June 1, 2020, the outstanding shares of the Company included 2,000,000 of Class A Common Shares and 250,000 shares of Class B, Common Shares.

The rights, privileges, and preferences of the two classes of common stock are summarized below.

Voting Rights

Holders of Class A Common Stock are entitled to 100 votes for each share of Class A held by the holder on all matters submitted to vote by the shareholders. Holders of Class B Common shares are entitled to one vote for each share of Class B Common Shares held by the holder on all matters submitted to vote all the shareholders.

Dividend Rights

The holders of each class of common stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of legally available funds. Any dividend declared by the Board must be equal, on a per share basis. All classes of common stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of each class of common stock are entitled to share ratably in the net assets legally available for distribution to shareholders preferences that are senior to holders of each class of the common stock and therefore would receive dividends and liquidation assets after the payment of debts and other liabilities of the Company. Holders of preferred stock if any are entitled to liquidation prior to the holders of common stock.

Conversion Right

Holders of Class A Common Stock may, at any time, convert shares of Class A Common stock into shares of Class B at a rate of one share of Class A Stock for 20 shares of Class B Common Stock. Holders of Class B Common Stock have no conversion rights.

For more details regarding Privileges, Preferences and Rights of Class A Common Stock and Class B Common Stock please see “Certificate of Designation, Privileges, Preferences and Rights” of Class A Common Stock and up “Certificate of Designation, Privileges Preferences and Rights” of Class B Stock both of which are affixed, as exhibits to the Offering Statement.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On April 15th 2020 the Company purchased an online program tool and website design to provide homeowners with on-line comprehensive home ownership tools and services for $80,000 payable by the issuance of 2,000,000 shares of the Company's Class A Common Stock to Mr. Jeff Brand the President and Chairman of the Board. Since the company's inception on March 15, 2020 the company's initial cost have been financed by the proceeds of a loan in the amount of $50,533 made by Mr. Jeff Brand. Mr. Brand has orally agreed to provide the company with up to $75,000 by way of loan to the Company not only to meet the Company's basic operational needs but to commence on a limited basis the Company's marketing program.

FINANCIAL STATEMENTS

AND

AUDITOR'S REPORT

MY PALACE PORTAL, INC.

FINANCIAL STATEMENTS AND

AUDITOR’S REPORT MAY 31, 2020

Mosel & Ginn, PLLC

Certified Public Accountants

Mosel & Ginn, PLLC

Certified Public Accountants

1255 W. 15th Street, Suite 135

Plano, TX 75075

(469) 429-4229

INDEPENDENT AUDITOR'S REPORT

To the board of directors My Palace Portal, Inc. 2201 Long Prairie Rd. Flower Mound, TX 75022

Report on the Financial Statements

We have audited the accompanying financial statements of My Palace Portal, Inc (the "Company"), which comprise the balance sheet as of May 31, 2020, and the related statements of income and shareholder's equity, and cash flows for the period from inception (March 18, 2020) to May 31, 2020, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of My Palace Portal, Inc. as of May 31, 2020, and the results of its operations and its cash flows for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

July 28, 2020

Plano, TX

MY PALACE PORTAL, INC.

BALANCE SHEET

MAY 31, 2020

ASSETS

Current assets:
Cash	$500
Current realization of deferred tax asset	1,582
Total current assets	2,082

Other assets
Intellectual property	80,000
Deferred tax asset	22,050
Total other assets	102,050

Total Assets	$104,132

LIABILITIES AND SHAREHOLDER'S EQUITY

Note payable to shareholder	50,533

Commitments and contingencies

Shareholder's equity:
Common stock- Class A $.001 par value; authorized, 2,500,000 shares with 2,000,000 shares issued and outstanding at May 31, 2020	2,000
Common stock- Class B $.001 par value; authorized, 25,000,000 shares with 250,000 shares issued and outstanding at May 31, 2020	250
Additional paid-in capital - Class A	78,000
Additional paid-in capital - Class B	62,250
Retained deficit	(88,901)
Total shareholder's equity	53,599

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$104,132

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF INCOME

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Revenue	$-

Expenses
Organizational costs	112,500

Operating Loss	(112,500)

Other Expenses
Interest expense	33

Loss before federal income taxes	(112,533)

Federal tax provision	23,632

Net Loss	$(88,901)

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF SHAREHOLDER'S EQUITY

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
Beginning Balance, March 18, 2020 (Inception)	$-	$-	$-	$-

Common Stock, Class A	2,000	78,000	-	80,000
Common Stock, Class B	250	62,250	-	62,500
Net Loss	-	-	(88,901)	(88,901)
Ending Balance, May 31, 2020	$2,250	$140,250	$(88,901)	$53,599

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF CASH FLOWS

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Cash flows from operations:
Net loss	$(88,901)
Adjustments to reconcile cash flow:
Interest expense	33
Deferred tax asset	(23,632)
Net adjustments	(23,599)

Net cash used by operations	(112,500)

Cash flows from investing activities:
Purchase of intellectual property	(80,000)

Net cash used by investing activities	(80,000)

Cash flows from financing activities:
Issuance of common stock	142,500
Proceeds received from shareholder note payable	50,500

Net cash provided by financing activities	193,000

Increase in cash	500
Cash at inception on March 18, 2020	-
Cash as of May 31, 2020	$500

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

NOTE 1 - BACKGROUND & SIGNIFICANT ACCOUNTING POLICIES

General:

My Palace Portal, Inc. (“MPP” or the “Company”) was incorporated in the state of Wyoming on March 18, 2020 with its home office and operations based in Grand Prairie, Texas. The Company is in a development stage focused on developing and marketing a one-stop home management program designed to organize and track homeowner’s items, oversee home-improvement, monitor home equity, provide access to resources, valuable data, and other useful homeowner tools and provide access to approved home improvement specialists. The company's marketing programs are directed at licensed real estate professionals.

Basis of Presentation:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The financial data and information about the Company have been prepared by the Company’s management.

Estimates, Risks, and Uncertainties:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Thus, actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents:

The Company considers cash on hand, cash in banks, and certificates of deposits as cash and cash equivalents which are short-term, highly liquid investments that are readily convertible to known amounts of cash. The Company maintains a bank account at American National Bank & Trust which is a financial institution insured by the Federal Deposit Insurance Corporation (FDIC). During the period from inception (March 18, 2020) to May 31, 2020 the Company did not have any balances in excess of the FDIC insurance limit. The Company does not believe it is exposed to any significant credit risk on these deposits, and has, to date, not experienced any deposit losses.

Intellectual Property:

On April 15, 2020, the Company purchased an on-line program tool and website  designed to provide homeowners with on-line comprehensive home ownership tools and services for $80,000. The development of the online homeowner’s tool is still ongoing with the anticipated release of the tool to subscription in November 2020. Additional costs associated with the development of the online homeowner’s tool will continue to be capitalized on the balance sheet until such time that the tool is released to subscription.

Organizational Costs:

The Company incurred $112,500 of organization costs in connection with the formation and start-up period and the costs have been expensed as incurred. The costs incurred include legal fees related to formation document preparation and filing, legal fees related to the acquisition of intellectual property, and legal fees related to the preparation of the Company’s offering statement, and compensation incurred during the development stage.

Income Taxes:

The Company is taxed as a C corporation for federal income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. Deferred tax expense results from changes in deferred tax assets and liabilities.

The Company assesses its income tax positions subject to examination based on evaluation of the facts, circumstances, and information available at the reporting date. As of May 31, 2020, the Company did not have any uncertain tax positions. The Company is subject to routine audits by authorities from various taxing jurisdictions. There is, however, currently no audit in progress.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Fair Value Measurements:

Accounting standards require disclosures that categorize assets and liabilities measured at fair value into one of three different levels, depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted  prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or assumptions about pricing by market participants.

NOTE 2 – COMMITMENTS AND CONTINGENCIES

The Company was organized in March 2020 and has a limited operating history with no revenues. The Company plans to raise funds through a public offering to fund the continued development and deployment of the online homeowners’ tool. The operation of the Company depends on net proceeds from the offering and additional shareholder loan advances. The Company may not be profitable because of the unforeseeable nature of the development stage operation.

The Company from time to time may be named as a party in proceedings involving disputes. With known contingent liabilities, the Company records a liability when a loss is probable and the amount can be reasonably estimated. As facts concerning contingent liabilities become known, the Company reassesses its position on accrued liabilities and other potential exposures.

The Company’s bank account balances from time to time may exceed the FDIC limit of

$250,000. The Company maintains a bank account at American National Bank & Trust. During the period from inception (March 18, 2020) to May 31, 2020 the Company’s bank balance at American National Bank & Trust was below the FDIC insurance limit.

NOTE 3 – FAIR VALUE MEASUREMENT

The carrying amounts reported in the balance sheets for current assets and current liabilities are reasonable estimates of fair value because of the short-term nature of these financial instruments. These financial instruments are not required to be marked to fair value on a recurring basis. Similarly, the Company uses the cost method in its measure of intellectual property and believes the carrying amounts reported in the balance sheets for intellectual property are also reasonable estimates of fair value. The Company’s other assets and liabilities are considered “Level 3” fair value measurements.

NOTE 4 – DEFERRED TAX ASSETS

The net deferred tax assets consist of the following:

Current	$7,533
Long-term	105,000
Total	$112,533

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. The Company incurred $112,500 of organization costs in connection with the formation and start-up period and the costs have been expensed as incurred. For federal income tax purposes, the organizational costs are amortized over a 15-year period. The result of the timing difference in realization of the organizational costs expense is a current and deferred tax benefit.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

The benefit from income taxes consists of the following:

Federal:
Current	$1,582
Deferred	22,050
Total	$23,632

NOTE 5 – NOTE PAYABLE TO SHAREHOLDER

In connection with the purchase of the online homeowner’s tool, the Company financed

$50,500 from a shareholder under a promissory note. The terms of the promissory note specify principal and interest are due on demand with annual interest of 8.0% on the unpaid principal. During the period from inception (March 18, 2020) to May 31,2020, the Company accrued and expensed $33 of interest expense under the note. The balance of the note payable to shareholder as of May 31, 2020 is $50,533.

NOTE 6 – SHAREHOLDER’S EQUITY

The Company has authorized 2,500,000 shares of Class A common stock and has issued 2,000,000 shares at $.001 par. This issuance led to $2,000 of Class A common stock and

$78,000 of Class A additional-paid-in-capital on the financial statements. The Company has authorized 25,000,000 shares of Class B common stock and has issued 250,000 shares at $.001 par. The issued Class B shares were issued to the Company’s directors and executives in exchange for their services and contribution to the company during the formation period. This issuance led to $250 of Class B common stock and $62,250 of additional-paid-in-capital on the financial statements.

There are 2,000,000 shares of common stock – Class A and 250,000 shares of common stock – Class B outstanding as of May 31, 2020. Class A common shares are convertible into Class B common shares at a conversion rate of 20 shares of Class B shares for 1 share of Class A common shares. Holders of Class A Common Stock are entitled to 100 votes for each share of Class A held by the holder on all matters submitted to vote by the shareholders. Class B common shares are not convertible to Class A and holders of Class B Common shares are entitled to one vote for each share of Class B Common Shares held by the holder on all matters submitted to vote all the shareholders.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company enters into related party transactions in the normal course of business. On May 28, 2020 the Company borrowed $50,500 under a promissory note from a shareholder. Interest of $33 related to the promissory note was accrued during the period from inception (March 18, 2020) to May 31, 2020. The intellectual property purchase of an on-line program tool and website for $80,000, as discussed in Note 1 above, was purchased from a shareholder of the Company.

NOTE 8 – GOING CONCERN

The Company did not generate revenue and incurred $112,533 in expenses during the period from inception (March 18, 2020) to May 31, 2020. As referenced in note 2 above, the Company plans to raise funds from a public offering. No substantial revenues are anticipated until the Company’s offering is complete, the Company has completed the development of the online homeowners’ tool, and subscriptions can begin. The profitability of the Company is uncertain because of the nature of a start-up business. These conditions raise an uncertainty about the Company’s ability to continue as a going concern.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Management has evaluated these conditions and determined the following alleviates this uncertainty:

•Since inception on March 18, 2020, the Company has financed its initial costs through issuance of common stock to officers and directors and with an on- demand note payable to a shareholder. The Company does not expect the note payable to be due within 12 months.

•The Company anticipates operating costs for the next 12 months from the reporting date to be approximately $ 25,000 to $50,000. The Company has a non-binding, oral commitment from the current sole Class A shareholder to fund these expenses with additional shareholder loans should the offering not provide adequate funds.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 28, 2020 the date the report was available to be issued, no subsequent events requiring accrual or disclosure were identified.

PART III

Index to Exhibits

2.          Articles of Incorporation dated  March 18, 2020

2.1        Amendment to the Articles of Incorporation dated April 9, 2020

2.2        Amendment to the Articles of Incorporation dated May 14. 2020

2.3        Bylaws of My Palace Portal

3.1        Certificate of Designation, Privileges, Preferences and Rights of Class A Common Stock

3.2        Certificate of Designation, Privileges, Preferences and Rights of Class B Common Stock

4.          Subscription Agreement

6.          Asset Purchase Agreement   between the Company and Jeff Brand

6.1        My Palace Portal Form of Real Estate Professional Affiliation Agreement

6.2        My Palace Portal Form of Vendor Membership Agreement

6.3        My Palace Portal Home Owner Agreement

6.4        Appointment of Transfer Agent

11.        Written consent of Mosel & Ginn  PLLC  Auditors

12.        Opinion of Cass Keramidas Law Firm

14.        Appointment of Agent for Service of Process

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1 - A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Dalla$, State of Texas on September 14, 2020

(Exact name of issuer as specified in its charter)	My Palace Portal, Inc.

By {Signature and Title)	/s/ Jeff Brand
President & CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicate.

/s/ Jeff Brand	September 14, 2020
President, Director

/s/ Jennifer Goulding	September 14, 2020
Secretary, Director

/s/ Cheryl McMullen	September 14, 2020
Director